SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 28, 2003

Southern States Power Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-3074	94-3350291
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4505 Allstate Drive, Suite 108 Riverside, California 92501 (Address of Principal Executive Offices) (Zip Code)
(909) 367-2463 (Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)

Item 4.    Changes in Registrant’s Certifying Accountant

On April 28, 2003, McKennon Wilson & Morgan LLP, the independent accountant previously engaged as the principal accountant to audit the financial statements of Southern States Power Co., Inc., (the "Company") resigned as auditors for the Company. As McKennon Wilson & Morgan LLP resigned, the decision to change accountants was not approved by the Board of Directors of the Company or by any audit or similar committee thereof.

During its engagement by the Company, McKennon Wilson & Morgan LLP did not issue an audit opinion with respect to any financial statements of the Company. During the period of their engagement, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, except McKennon Wilson & Morgan LLP has expressed its belief to the Company that the Company did not provide information necessary to McKennon Wilson & Morgan LLP with respect to certain personal or corporate guarantees on certain bank indebtedness relating to its generator equipment financing, to enable McKennon Wilson & Morgan LLP to properly determine the adequacy of the Company’s disclosure regarding those transactions in its Quarterly Report on Form 10-QSB for the quarter ended January 31, 2003. The Company’s Board of Directors discussed with McKennon Wilson & Morgan LLP, the concerns expressed by McKennon Wilson & Morgan LLP and will authorize McKennon Wilson & Morgan LLP to respond fully to any and all inquiries of the successor accountant regarding these concerns. The Company has provided a copy of this disclosure to its former accountants, and requested that the former accountants furnish them with letters addressed to the Securities and Exchange Commission stating whether they agree with the statements made by the Registrant, and, if not, stating the respects in which they do not agree. A copy of the former accountants' responses indicating agreement is included as exhibits to this report.

The Company’s management is in the process of interviewing new auditors and hope to have a new auditor retained in the near future. Once a new auditor is retained the Company will file a Form 8-K with information regarding the new auditor, as required.

EXHIBITS

16.1     Letter dated July 23, 2003, from McKennon, Wilson & Morgan LLP regarding their concurrence with the statements made by the Registrant in this Current Report.

2

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

South States Power Co., Inc.

Date: July 24, 2003	/s/ Harrison A. McCoy

By: Harrison A. McCoy
Its: Chief Executive Officer, President and Director

3